Free Writing Prospectus dated March 9, 2010 (to Prospectus, dated September 30, 2009 and Prospectus Supplement, dated March 9, 2010)	Filed Pursuant to Rule 433 Registration Statement No. 333-162219-01

TERMS AND CONDITIONS
USD 4.875% Senior Notes due March 16, 2015

Issuer	The Royal Bank of Scotland plc
Guarantor	The Royal Bank of Scotland Group plc
Issuer Ratings	Aa3 / A+ / AA- (Moody’s / S&P / Fitch)
Ranking	Senior
Principal Amount	USD 2,000,000,000
Price to the Public	99.768%
Redemption Price	100.0000% of principal amount of the relevant Note
Specified Currency	USD
Trade Date	March 9, 2010
Settlement Date	March 16, 2010, in accordance with DTC’s procedures (T+5)
Maturity	March 16, 2015
Call Option	No
Benchmark	T 2.375% due February 28, 2015
Benchmark Yield	2.328%
Re-Offer Yield	4.928% (semi-annual)
Re-Offer Spread to UST	T+260 bps
Coupon	4.875% (semi-annual)
Day Count	30/360
Convention	Following, unadjusted
Business Days	New York & London
Bookrunner	RBS Securities Inc.
Co-Managers	BNY Mellon Capital Markets, LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc. KeyBanc Capital Markets Inc.

nabSecurities, LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Underwriting Discount	0.350%
Interest Payment Period	Semi-Annual
Interest Payment Date(s)	On the 16th day of each September and March, commencing September 16, 2010, up to and including March 16, 2015
Interest Payment Record Date(s)	On the 2nd day of each September and March commencing September 2nd, 2010
Format	SEC-Registered
Denominations	USD $ 100,000 and integral multiples of USD $ 1,000 in excess thereof
Listing	An application will be made to list the notes on the New York Stock Exchange
Clearing and Settlement	DTC and Euroclear/Clearstream
CUSIP / ISIN	78010XAC5 / US78010XAC56

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P or Fitch.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.